UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2007

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60540

(Address of principal Mr. Mader offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Thomas E. Mader has agreed to join Westell Technologies, Inc. (the “Company”) as its President and Chief Executive Officer and become a member of the Company’s board of directors effective January 22, 2007. E. Van Cullens, current President and Chief Executive Officer, last year announced his intention to retire and will continue as a member of the Company's board of directors.

Mr. Mader, 57, served as corporate vice president and general manager of Motorola Corporation’s Wireline Networks business since 2005. Prior to joining Motorola, Mr. Mader served as the principal of Mader & Associates, a manufacturer’s representative for telecom/IP test equipment worldwide. From 2001 to 2003, Mr. Mader served as the President and Chief Executive Officer of Netrake Corporation, a provider of session border controllers for IP networks.

Under the terms of Mr. Mader’s employment agreement with the Company, Mr. Mader will receive an annual base salary of $450,000 per year. Mr. Mader’s base salary will be reviewed annually. Mr. Mader’s base salary may be increased, but not decreased, without his consent.

Mr. Mader is not entitled to a bonus for the fiscal year ending March 31, 2007. For the fiscal year ending March 31, 2008, Mr. Mader will be guaranteed a bonus of $225,000, which amount will be paid to Mr. Mader in a single lump sum payment on or before May 1, 2008. For subsequent fiscal years during the term of his employment, Mr. Mader will be eligible to receive a bonus based upon the achievement of performance goals to be developed for each year by the Company's Board and Compensation Committee.

Mr. Mader will also receive relocation payments of $60,000 payable upon the effective date of his employment and $90,000 upon the sale of his residence in Texas. In the event Mr. Mader resigns without good reason, Mr. Mader will repay any relocation payments received by Mr. Mader within the twelve month period immediately preceding the effective date of his resignation.

On February 1, 2007 Mr. Mader will receive a restricted stock award of 500,000 shares of Company Class A common stock pursuant to the Company’s 2004 Stock Incentive Plan (the "2004 Stock Incentive Plan"), one-fifth (100,000 shares) of which will vest on each February 1 from February 1, 2008 through February 1, 2012, so long as he remains an employee of the Company on the vesting date. The stock award will also provide, among other things, that all unvested portions of the stock award will fully vest upon (i) a change of control, or (ii) the termination of Mr. Mader's employment with the Company by reason of (A) the termination of such employment by the Company without cause, or (B) the termination of such employment by Mr. Mader for good reason. Mr. Mader will also be eligible to receive awards of options and other benefits under the 2004 Stock Incentive Plan as determined by the Company’s Compensation Committee from time to time commencing April, 2007.

If the Company terminates Mr. Mader’s employment without cause during the first three years of his employment or if Mr. Mader resigns for good reason during the first three years of his employment, he will be entitled to receive as severance (A) one year’s base salary payable in regular installments, provided, that such payments will be deferred until the six-month anniversary of the date of Mr. Mader's termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code and (B) a pro rata portion of Mr. Mader's anticipated bonus for the fiscal year in which the termination occurs

If Mr. Mader remains employed at the time of a change of control that occurs within five years, and within twelve months following the change of control, either the total of Mr. Mader’s salary and target bonus is reduced without his written consent or Mr. Mader’s primary duties and responsibilities as President and Chief Executive Officer of the Company are, without his written consent, materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of the president and chief executive officer of a publicly held company of comparable size in the telecommunication industry in the United States, and if Mr. Mader resigns within six (6) months after such reduction in compensation or change in duties and responsibilities, he will be entitled to receive (A) one year’s base salary payable in regular installments, provided, that such payments will be deferred until the six-month anniversary of the date of Mr. Mader's termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code and (B) 100% of the target bonus amount authorized and approved for Mr. Mader by the Company’s Compensation Committee for such fiscal year or for the prior fiscal year, if higher.

Mr. Mader is subject to a non-competition covenant during the term of his employment and for an additional one year period following termination if, following termination of his employment with the Company, Mr. Mader is entitled to receive severance or if the Company elects to pay him the severance even if the Mr. Mader would not otherwise be entitled. Mr. Mader is subject to a non-soliciation covenant with respect to the Company’s employees for one year following termination of his employment whether or not he is entitled to severance pay.

The foregoing description of the Employment Agreement with Mr. Mader and the restricted stock award does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement and the restricted stock award, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1 Employment Agreement by and among Westell Technologies, Inc., Westell, Inc. and Thomas E. Mader.

10.2 Form of Restricted Stock Award for Thomas E. Mader.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: January 12, 2007	By:	/s/ Nicholas C. Hindman
Nicholas C. Hindman
Chief Financial Officer